EXHIBIT 10.27

CONTRIBUTION, ASSIGNMENT, ASSUMPTION AND ACKNOWLEDGMENT AGREEMENT

by and among
RMLP Inc.,
BMIF/BSLF II Rancho Malibu Limited Partnership,
BSLF II Rancho Malibu Corp.,
C&D IT LLC,
and Semele Group Inc.

dated as of March 14, 2003

Annex A – Percentage Interests

Exhibit A – Property Description

Schedules

4.5    Joint Ventures
4.6(a)    Limited Partnership’s Agreements of Indebtedness
4.6(b)    Additional Liabilities of the Limited Partnership
4.6(c)    Court or Governmental Judgments or Orders
4.7    Non-Compliance with Laws and/or Permits
4.8(a)    Non-Compliance with Environmental laws
4.8(b)    Non-Compliance with Permit Requirements
4.8(c)    Environmental Citations
4.8(d)    Hazardous Activity
4.8(e)    Hazardous Materials
4.8(f)    Violations of Environmental Law
4.9    Extraordinary Business Activities since February 6, 2002
4.11(b)    Title Exceptions
4.11(d)    Ownership by Affiliates
4.12    Pending Litigation
4.13(a)    Material Contracts Extending Beyond February 6, 2002
4.13(b)    Outstanding Guaranty Obligations of the Limited Partnership
4.13(d)    Limited Partnership’s Contractual Parties which are Non-Compliant or in Default
4.14(a)    Insurance Policies
4.16(c)    Bank Accounts and Powers of Attorney
4.17    Project Budget

CONTRIBUTION, ASSIGNMENT, ASSUMPTION AND ACKNOWLEDGMENT AGREEMENT

This Contribution, Assignment, Assumption and Acknowledgment Agreement dated March 14, 2003 is by and among RMLP Inc., a Delaware corporation (" RMLP "), BMIF/BSLF II Rancho Malibu Limited Partnership, an Illinois limited partnership (the " Limited Partnership "), BSLF II Rancho Malibu Corp., an Illinois corporation ("BSLF"), C&D IT LLC, a Delaware limited liability company (" C&D LLC "), and Semele Group Inc., a Delaware corporation (" Semele ").
RECITALS
WHEREAS, the Limited Partnership owns approximately 270 acres of undeveloped land located in Los Angeles County, California, as more particularly described on Exhibit A attached hereto and incorporated herein by reference (the " Malibu Property ");
WHEREAS, Semele owns one hundred percent (100%) of the capital stock of BSLF, the General Partner of the Limited Partnership;
WHEREAS, Semele owns, directly or indirectly, seventy-five percent (75%) of the undivided Percentage Interests (as such term is defined in the Partnership Agreement) of the Limited Partnership, comprised of the 73.95% BSLF Percentage Interest and the 1.05% Semele Percentage Interest;
WHEREAS, the other 25% of the undivided Percentage Interests of the Limited Partnership are owned by C&D LLC whose sole members are AFG Investment Trust C and AFG Investment Trust D;
WHEREAS, RMLP desires to contribute the Contribution Consideration to BSLF, and BSLF and Semele desire to assign and deliver in exchange and in consideration therefor to RMLP, upon the terms and conditions set forth herein, the Semele Percentage Interest and the BSLF Percentage Interest ; and
WHEREAS, RMLP desires to accept such assignment and delivery of all benefits, right, title and interest in and to the Semele Percentage Interest and the BSLF Percentage Interest and assume all of the duties and obligations thereunder of Semele and BSLF, respectively.
WHEREAS, the parties hereto intend that the contribution of the Contribution Consideration in exchange and in consideration for the Semele Percentage Interest and the BSLF Percentage Interest contemplated hereby together shall constitute a tax-free exchange governed by the provisions of Section 351 of the Code .
NOW THEREFORE , in consideration of the mutual agreements, covenants and provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties agree as follows:

ARTICLE ONE
DEFINITIONS

As used herein, the following capitalized terms shall have the following meanings:

1.1    " Affiliate " of a Person means a Person who controls, is controlled by, or is under common control with such Person. For purposes of this definition, " control " means the ability to control the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.2    " Agreement " means this Contribution, Assignment, Assumption and Acknowledgment Agreement.

1.3    " BSLF " means BSLF II Rancho Malibu Corp., an Illinois corporation.

1.4    " BSLF Percentage Interest " means the 73.95% Percentage Interest owned by BSLF.

1.5    " CERCLA " means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§9601 et seq .).

1.6    " Claims Notice " means a notice to be given by RMLP to Semele of any Indemnity Claim which describes the Indemnity Claim in reasonable detail, indicates the amount (estimated, if necessary) of the Loss that has been or may be suffered by RMLP and, in the case of any claim, action or proceeding brought by a third party, includes a copy of any claim, process or legal pleadings with respect thereto.

1.7    " Clean Water Act " means the Federal Water Pollution Control Act, as amended (33 U.S.C. §1251 et seq .)

1.8    " Closing " means the consummation of the contribution of the Contribution Consideration by RMLP to BSLF and the contribution of the Semele Percentage Interest and the BSLF Percentage Interest from Semele and BSLF to RMLP pursuant to this Agreement.

1.9     " Closing Date " means March 14, 2003, or such other date as may be mutually agreed upon by RMLP and Semele and BSLF.

1.10   " Code " means the Internal Revenue Code of 1986, as amended.

1.11   " Common Stock " means 182 shares of the RMLP Common Stock, $.01 par value per share, to be issued to BSLF as a portion of the Contribution Consideration hereunder, and representing approximately fifteen and four-tenths percent (15.4%) of the issued and outstanding capital stock of RMLP.

1.12   " Contribution Consideration " means an amount equal to Five Million Five Hundred Thousand Dollars (US$5,500,000) payable in immediately available funds, plus the Promissory Note, plus the Common Stock.

1.13  " Environmental Citations " means any written notice, communication, inquiry, warning, citation, summons, directive, injunction, order or claim, concerning the ownership, maintenance, operation or occupancy of the Malibu Property or any portion thereof by the Limited Partnership or any other person, which relates to Hazardous Activity, Hazardous Materials or violation of any Environmental Law in connection with the Malibu Property or any portion thereof, or any leachate or contamination or materials emanating therefrom.

1.14  " Environmental Laws " means all applicable foreign, federal, state, regional, county and local administrative, regulatory and judicial laws, rules, statutes, codes, ordinances, regulations, binding interpretations, binding policies, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders, judgments, common law and any similar items in effect on the date of this Agreement and through the Closing Date relating to the protection of human health, safety, or the environment (including ambient air, surface water, ground water, land surface or subsurface strata); including, without limitation, the following laws, as amended: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§9601 et seq .) (" CERCLA ") ; (b) the Hazardous Materials Transportation Control Act of 1970 (49 U.S.C. §§1802 et seq .); (c) the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. §§6901 et seq .); (d) the Clean Water Act; (e) the Safe Drinking Water Act (42 U.S.C. §§300h et seq .); (f) the Clean Air Act (42 U.S.C. §§1857 et seq .); (g) the Solid Waste Disposal Act (42 U.S.C. §§6901 et seq .); (h) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq .); (i) the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§11001 et seq .); (j) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§136 et seq .); (k) the Radon Gas and Indoor Air Quality Research Act (42 U.S.C. §§7401 et seq .); (l) the National Environmental Policy Act of 1975 (42 U.S.C. §§4321); (m) the Rivers and Harbors Act of 1899 (33 U.S.C. §§401 et seq .); (n) the Oil Pollution Act of 1990 (33 U.S.C. §§3321 et seq .); (o) the Porter-Cologne Water Quality Control Act (Cal. Wat. Code §13020 et seq .); (p) the Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. Health & Saf. Code § 25300 et seq .); (q) the Hazardous Substance Account Act (Cal. Health & Saf. Code §25300 et seq .); (r) the Hazardous Waste Control Act (Cal. Health & Saf. Code § 25100 et seq .); (s) Section 2782.6(d) of the California Civil Code and Chapter 11 of Title 22 of the California Code of Regulations; and (t) any and all laws, rules, codes, ordinances, regulations, binding interpretations, binding policies, licenses, permits, approvals, plans, authorizations, directives, rulings, injunctions, decrees, orders and judgments relating to hazardous wastes, hazardous substances, toxic substances, pollution, water safety, polychlorinated biphenyls, petroleum (its derivatives, by-products, or constituents) the protection of human health, safety, or the environment.

1.15   " Hazardous Activity " means the generation, transportation, deposit, disposal (including, without limitation, arrangement for placement in any landfill, temporary or permanent holding area, impoundment, sump or dump), dumping, escaping, placing, dispersal, release, discharge, spill, emission, injection, leak, leaching, migration of Hazardous Materials in, on, under, about or from any specified property or any part thereof into the indoor or outdoor environment including, without limitation, the ambient air, surface water, groundwater or surface or subsurface strata and any other act or thing, business or operation, that materially increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property, on or off any specified property, or which may materially adversely impact the value of such specified property.

1.16   " Hazardous Material " means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is defined, listed or identified as "hazardous" (including "hazardous substances" and "hazardous wastes"), "toxic", a "pollutant" or a "contaminant" pursuant to any Environmental Law including, without limitation, asbestos, urea formaldehyde, polychlorinated biphenyls (PCB’s), radon, fuel oil, petroleum (including its derivatives, by-products or other constituents) and any other dangerous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic material which is prohibited, limited, controlled or regulated under any Environmental Law, or which poses a threat or nuisance to the safety or health of any person on any specified property or any property geologically or hydrologically adjacent to, or surrounding, such specified property or the environment, or the presence of which could constitute a trespass by the Limited Partnership.

1.17   " Improvements " means the improvements to the Malibu Property as are described in the Plans and Specifications including, without limitation, forty-six (46) single-family finished lots, together with roads, sewers, utilities and other on-site and off-site improvements, including those improvements required to be constructed by the Project Requirements.

1.18   " Indemnity Claim " means any claim of a RMLP Indemnified Party resulting from (a) any breach of Semele’s Representations and Warranties; or (b) the non-fulfillment of any of Semele’s covenants, agreements or undertakings contained in this Agreement or in any agreement or document to be delivered pursuant to this Agreement.

1.19   " Knowledge " or " to the knowledge " of any person, or words of similar import, mean the actual knowledge of such person. With respect to Semele and BSLF, "knowledge" shall mean the actual knowledge of James A. Coyne.

1.20   " Limited Partnership " means BMIF/BSLF II Rancho Malibu Limited Partnership, an Illinois limited partnership.

1.21   " Losses " means any and all loss, cost, damage (including without limitation consequential damages) or expense arising or resulting from any Indemnity Claim, including but not limited to reasonable costs and expenses, including fees and disbursements of counsel, accountants and other experts, incident to any and all actions, suits, demands, assessments and judgments related to any claim made hereunder, but excluding (i) amounts to the extent reserved or accrued for by the Limited Partnership, and (ii) amounts for which any RMLP Indemnified Party has recovered proceeds under any insurance policy or third party guaranty, indemnity or other obligation.

1.22   " Malibu Property " means approximately 270 acres of undeveloped land located in Los Angeles County, California, as more particularly described on Exhibit A hereto.

1.23   " Material Adverse Effect " means a material adverse effect (a) on the business, assets or financial condition of the Limited Partnership or (b) on the ability of the Limited Partnership to carry on its business as it is presently being conducted, including without limitation the development of the Project.

1.24   " Partnership Agreement " means the Partnership Agreement of the Limited Partnership, as amended and as in effect on the date hereof.

1.25   " Percentage Interest " with respect to a Person means the Percentage Interest of the Limited Partnership, as such term is further defined in the Partnership Agreement, owned by such Person set forth opposite such Person’s name in the column entitled "Percentage Interest" on Annex A to this Agreement.

1.26   " Permits " means all governmental or other licenses, permits certificates, approvals, authorizations and orders material to the ability of the Limited Partnership to carry on its business as it is presently being conducted, including without limitation those necessary to construct, subdivide, occupy, operate, market and sell the Property (and any portion or subdivision thereof) in accordance with all Project Requirements.

1.27   " Person " means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity.

1.28   " Plans and Specifications " means those certain Plans and Specifications prepared for the Project.

1.29   " Project " means (i) the subdivision of the Property into forty-six (46) single-family lots, three (3) open space lots, one (1) sewage treatment lot, and one (1) road lot; and (ii) the construction of the Improvements, all in accordance with the Project Requirements.

1.30   " Project Budget " means the line item budget made available to RMLP pursuant to Section 4.17 hereof.

1.31   " Project Requirements " means all applicable federal, state, local and other laws, regulations, codes, orders, ordinances, policies, rules, regulations, reports, standards, statutes, and agreements that apply or pertain to the Project, including without limitation those relating to fire, safety, land use, health, labor, environmental protection, seismic design, conservation, parking, zoning and building, and all restrictive covenants (if any) and other title encumbrances, affecting all or any part of the Property or the Improvements constructed thereon.

1.32   " Promissory Note " means the promissory note of even date herewith in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000) made by RMLP in favor of BSLF, in substantially the form of Exhibit B hereto.

1.33   " Property " means the Malibu Property and all related permits, engineering work product, Improvements and assets and entitlements required to develop the Project in accordance with the Project Requirements, all as owned by the Limited Partnership as of the date hereof.

1.34   " RMLP " means RMLP Inc., a Delaware corporation.

1.35   " RMLP Indemnified Parties " means RMLP and its Affiliates, directors, officers, employees and agents of each.

1.36   " Semele " means Semele Group Inc., a Delaware corporation.

1.37   " Semele Percentage Interest " means the 1.05% Percentage Interest owned by Semele.

ARTICLE TWO
CONTRIBUTION, ASSIGNMENT, ASSUMPTION AND ACKNOWLEDGMENT

2.1     Contribution and Assignment of Semele Percentage Interest and BSLF Percentage Interest. Subject to the terms and conditions herein contained, including the conditions set forth in Article 7 hereof, Semele and BSLF each agree to convey, contribute, transfer, assign and deliver to RMLP, and RMLP agrees to accept such assignments of, and acquire from, Semele and BSLF, respectively, on the Closing Date, the Semele Percentage Interest and the BSLF Percentage Interest, free and clear of any security interest, pledge mortgage, lien, charge, encumbrance, option, adverse claim or restrictions of any kind (other than as set forth in the Partnership Agreement).

2.2     Contribution Consideration. On the Closing, as consideration for the conveyance, contribution, transfer, assignment and delivery of the Semele Percentage Interest and the BSLF Percentage Interest by Semele and BSLF, RMLP agrees to make deliver and pay the Contribution Consideration to BSLF.

2.3     Assumption of Semele Obligations. On the Closing, RMLP, as additional consideration for the conveyance, contribution, transfer, assignment and delivery of the Semele Percentage Interest and the BSLF Percentage Interest by Semele and BSLF, respectively, shall assume all duties and obligations of Semele and BSLF relating to (i) the Semele Percentage Interest and the BSLF Percentage Interest and under the Partnership Agreement and (ii) BSLF’s role as the co-managing general partner of the Limited Partnership to be evidenced by an amendment to the Partnership Agreement dated as of the Closing Date.

2.4    Acknowledgment of Contribution. The Limited Partnership and C&D LLC hereby acknowledge the terms of this Agreement and further acknowledge (a) the assignment by (i) BSLF of the BSLF Percentage Interest and (ii) Semele of the Semele Percentage Interest, and (b) the acceptance of such assignments and assumption of all the duties and obligations by RMLP relating to the BSLF Percentage Interest and the Semele Percentage Interest in, to and under the Partnership Agreement, including the assumption of BSLF’s role and obligations as co-managing general partner of the Partnership.

ARTICLE THREE
THE CLOSING

3.1    Time and Place of Closing. Unless this Agreement is earlier terminated as hereinafter provided, the Closing shall be held at the offices of Nixon Peabody LLP in Boston, Massachusetts at 10:00 A.M. on the Closing Date or at such other place and at such other time as may be mutually agreed upon by RMLP and Semele and BSLF.

3.2   Actions to Be Taken. The following actions shall be taken at or prior to the Closing:

     (a)  (i)    Semele shall deliver or cause to be delivered to RMLP assignments of limited partnership interests, in form acceptable to RMLP and its counsel, assigning the Semele Percentage Interest and the BSLF Percentage Interest to RMLP, and

(ii)    BSLF shall deliver its resignation as co-managing general partner and RMLP, Semele and BSLF shall execute an Amended and Restated Partnership Agreement and shall take all other necessary actions to, inter alia , designate and appoint RMLP and C&D LLC as co-managing general partners of the Partnership and to permit RMLP at any time prior to the second anniversary of the Promissory Note, to cause the Limited Partnership to distribute and deliver title to subdivided lots comprised of portions of the Property upon RMLP’s election to voluntarily prepay the Promissory Note with portions of the Property as provided therein.

(b)    The cash amount of the Contribution Consideration shall be paid by RMLP by wire transfer as directed by BSLF, and RMLP shall deliver to BSLF the Promissory Note and a stock certificate representing the Common Stock.

(c)    Semele and BSLF shall cause to be delivered to RMLP such certificates of an officer of Semele, an officer of BSLF and the Limited Partnership’s general partner, together with such other documents or schedules as may be requested by RMLP or its counsel, evidencing satisfaction of the terms and conditions specified in this Agreement, including without limitation, that the representations and warranties of Semele and BSLF contained in Article Four hereof are true, correct and complete in all material respects as of the Closing as if Semele and BSLF had jointly and severally made such representations and warranties on the Closing Date.

(d)    RMLP shall deliver to Semele and BSLF a certificate executed by an officer of RMLP together with such other documents or schedules as may be requested by Semele and BSLF or their counsel evidencing satisfaction of the terms and conditions specified in the Agreement, including without limitation that the representations and warranties of RMLP contained in Article Five hereof are true, correct and complete in all material respects as of the Closing as if RMLP had made such representations and warranties on the Closing Date.

3.3    Tax Reporting. The parties hereto agree to notify one another of any communication from or with the Internal Revenue Service or any other taxing authority that relates in any way to the characterization of the transactions governed by this Agreement. Each of the parties hereto will file with its federal income tax return for the taxable year in which the Closing occurs (which tax return shall be timely filed) the information required by Treas. Reg. Section 1.351-3 and to provide one another upon request with a statement to the effect that such party has complied with this requirement for filing. The parties hereto also will maintain such permanent records as are required by Treas. Reg. Section 1.351-3(c).

ARTICLE FOUR
REPRESENTATIONS AND WARRANTIES OF SEMELE AND BSLF

Semele and BSLF jointly and severally hereby represent and warrant to RMLP that the representations and warranties are true and correct as of the date of this Agreement and will be true and correct on the Closing Date (as updated by the delivery of updated Schedules on or prior to the Closing Date) as if made on that date. RMLP expressly acknowledges and agrees that the Schedules attached to this Agreement are an integral part of this Agreement and that any disclosure made on one such Schedule shall be deemed a disclosure on all such schedules.

4.1  Title to Semele Percentage Interest and BSLF Percentage Interest. Semele and BSLF have good, valid and marketable title to the Semele Percentage Interest and the BSLF Percentage Interest, respectively, free and clear of any security interest, pledge, mortgage, lien, charge, encumbrance, option, adverse claim or other restrictions of any kind (other than as set forth in the Partnership Agreement). Semele and BSLF have full right, power and authority to convey, contribute, transfer, assign and deliver the Semele Percentage Interest and BSLF Percentage Interest to RMLP, and upon the delivery at Closing of the deliveries and payments specified in Section 3.2, Semele and BSLF will have transferred to RMLP valid and full legal title to the Semele Percentage Interest and BSLF Percentage Interest free and clear of any liens, encumbrances, equities and adverse claims of any kind or nature.

4.2  Necessary Authorization or Approvals. Semele and BSLF have full power, authority and right to execute and deliver, or cause to be executed and delivered, this Agreement and the other agreements and instruments to be executed and delivered by Semele, the Limited Partnership or BSLF pursuant hereto and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Semele, BSLF and the Limited Partnership and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

4.3  Organization, Powers, Ownership and Assets of the Limited Partnership. The Limited Partnership is a limited partnership duly organized and validly existing under the laws of the State of Illinois and has the power to carry on its business, as such business is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. Except as set forth on Schedule 4.3 , there are no existing options, warrants, contracts, calls, commitments, demands or other agreements of any character to which the Limited Partnership, Semele or BSLF is a party which could require the purchase or sale of any Percentage Interest, including without limitation the Semele Percentage Interest and the BSLF Percentage Interest. The Property constitutes all of the material assets of the Limited Partnership.

4.4  Organization, Powers, Ownership and Assets of BSLF. BSLF is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Illinois and has the power to carry on its business, as such business is now being conducted, and to own, lease or operate the properties and assets it now owns, leases or operates. BSLF’s Percentage Interest in the Limited Partnership constitutes all of the material assets of BSLF.

4.5  Qualification or Licensing to Carry on Business; Subsidiaries. The Limited Partnership has not failed to qualify to do business in any jurisdiction where such qualification is required and where the failure to be so qualified would or would reasonably be likely to have a Material Adverse Effect. The Limited Partnership has not, nor has it ever had, any subsidiaries whatsoever. Additionally, except as set forth in Schedule 4.5 , to the knowledge of Semele or BSLF, the Limited Partnership has never entered into any joint ventures.

4.6   Liabilities.

(a)   Schedule 4.6(a) lists all agreements, notes, instruments or other documents relating to (i) indebtedness owed by or to the Limited Partnership and (ii) money borrowed or loaned by or to the Limited Partnership in satisfaction of obligations of or to the Limited Partnership, including but not limited to all mortgages, loan, credit, surety, guarantee, and lease-purchase arrangements or other financing agreements to which the Limited Partnership is a party; and (iii) all conditional sales contracts, chattel mortgages and other security agreements or arrangements with respect to personal property used or owned by the Limited Partnership, copies of which have been delivered or made available to RMLP .

(b)  Except as set forth in Schedule 4.6(b) , since February 6, 2002, the only additional liabilities which have been incurred by the Limited Partnership are of such a nature as are comparable to those normally incurred in the ordinary course of business during a comparable period of operations.

(c)  Except as set forth in Schedule 4.6(c) , the Limited Partnership is not a party to or subject to, and no property or asset of the Limited Partnership is subject to, any judgment, order, decree, stipulation or consent of or with any court, governmental body or agency which does or may have a Material Adverse Effect.

4.7  Compliance with Law and Permits. Except as set forth in Schedule 4.7 , (a) the business of the Limited Partnership has been at all times prior to the date hereof, and is currently being operated, in compliance with all applicable governmental and regulatory laws, rules, regulations and ordinances, the non-compliance with which would or is reasonably likely to have a Material Adverse Effect, (b) the development of the Project is in compliance with all Project Requirements in all material respects; (c) all Permits (as hereinafter defined, including without limitation, all Permits required to construct and complete the Project) have been obtained and are in full force and effect, except those which the failure to obtain would not result in a Material Adverse Effect; and (d) no claim has been made in writing (or to the knowledge of Semele or BSLF) by any governmental or regulatory authority, to the effect that the business conducted by the Limited Partnership fails to comply with any law, rule, regulation or ordinance, or Project Requirements, or that a Permit is necessary with respect thereto (without such Permit having been obtained promptly after receipt of notice of any such claim).

4.8  Environmental Matters.

(a)   Except as set forth in Schedule 4.8(a) , the location, construction, ownership, occupancy, maintenance, operation and use of the Malibu Property is in compliance with all Environmental Laws, the non-compliance with which would or is reasonably likely to have a Material Adverse Effect.

(b)   Except as set forth in Schedule 4.8(b) , all Permits with respect to the use of the Malibu Property which are required pursuant to Environmental Laws have been obtained and the same are in full force and effect (other than any Permit where the failure to obtain such Permit or its lapse would not have a Material Adverse Effect) and there has been no change in any fact or circumstance reported or assumed in any application for or grant thereof that would or is reasonably likely to have a Material Adverse Effect on the validity of any such Permit or the renewal or transfer thereof.

(c)   Except as set forth in Schedule 4.8(c) , (i) none of Semele, BSLF or the Limited Partnership have received (nor has Knowledge of) any Environmental Citations and (ii) to the knowledge of Semele or BSLF, no Environmental Citation is pending or, to the knowledge of Semele or BSLF, threatened under any Environmental Law concerning the past or present ownership, maintenance, operation or occupancy of the Malibu Property, or any portion thereof or concerning the Limited Partnership or which relates to Hazardous Activity or Hazardous Materials. Except as set forth in Schedule 4.8(c) , neither Semele nor BSLF has been advised in writing by any governmental agency or any previous owner that any previous owner or any past operator, user or occupant of the Malibu Property has received any Environmental Citations.

(d)   Except as set forth in Schedule 4.8(d) , the Limited Partnership has not permitted, conducted, nor is Semele, BSLF or the Limited Partnership aware of any Hazardous Activity conducted with respect to the Malibu Property in violation of, or creating any liability under, any Environmental Law the non-compliance with which or liability under would or is reasonably likely to have a Material Adverse Effect.

(e)   Except as set forth in Schedule 4.8(e) , to the knowledge of Semele or BSLF, there are no Hazardous Materials present in the surface water, groundwater or soil (either surface or subsurface) at the Malibu Property or at any geologically or hydrologically connected property including, without limitation, any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land disposals, land treatment units, waste piles, containment buildings, dumps, solid waste management units, equipment (movable or fixed) or other containers, either temporary or permanent, and deposited or located in or on land, water, sumps, or any other part of the Malibu Property or such connected property, or incorporated into any structure thereon, in violation of, or creating any liability under, any Environmental Law the non-compliance with which or liability under would or could have a Material Adverse Effect.

 (f)   Except as set forth in Schedule 4.8(f) , the Limited Partnership has not been accused, or found liable under any Environmental Law and, to the knowledge of Semele or BSLF, the Limited Partnership is not now under investigation in respect thereof and neither the Malibu Property nor any other site or facility (as defined under CERCLA) of the Limited Partnership is listed or proposed for listing on the National Priorities List or is listed on the Comprehensive Environmental Response, Compensation, Liability Information System List or any comparable list maintained by any foreign, federal, state, regional, county or local authority. Except as set forth in Schedule 4.8(f) there are no proceedings pending, or to the knowledge of Semele or BSLF, threatened, under any Environmental Law against or affecting the Limited Partnership or the Malibu Property in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, would or could have a Material Adverse Effect. The Limited Partnership is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal relating to Environmental Laws.

4.9   Absence of Certain Changes or Events. Since February 6, 2002, the business of the Limited Partnership has been conducted in the ordinary course and, except as set forth in Schedule 4.9 , the Limited Partnership has not taken or suffered any action or entered into any material transaction, including but not limited to the following, except in the ordinary course of business or as contemplated by this Agreement and the transactions contemplated herein:

(a)   mortgaging, pledging or subjecting to lien, charge or other encumbrance any assets, or entering into any agreement resulting in the imposition of any such mortgage, lien or charge;

(b)   selling or purchasing, assigning or transferring any intangible property;

(c)   suffering any casualty losses, whether insured or uninsured, and whether or not in the control of Semele, BSLF or the Limited Partnership, in excess of $5,000 in the aggregate, or    waiving any rights of any material value, individually or in the aggregate;

(d)   incurring any indebtedness for money borrowed or any noncurrent indebtedness for the purchase price of any fixed or capital asset;

(e)   other than contemplated in the Plans and Specifications, making (i) any change in properties and assets or in liabilities, (ii) any commitment for any capital expenditure, or (iii) any sale, lease or other disposition of any capital asset;

(f)    making any change in the Partnership Agreement;

(g)   (i) issuing any new Percentage Interest to a third party or (ii) granting or issuing any option or warrant for the purchase of any new Percentage Interest to a third party, or made any commitment relating thereto;

(h)   making any distribution or payment to Semele or BSLF;

(i)    amending, making or entering into any agreement with any employee, agent or consultant;

 (j)   amending any material contract, lease or agreement listed;

(k)   voluntarily incurring any material obligation or liability, absolute or contingent, except pursuant to existing contracts and agreements described in this Agreement or in the schedules delivered pursuant hereto.

(l)   Since February 6, 2002, there has been no material adverse change in the results of operations, revenues, manner of conducting business, condition (financial or otherwise) or any material adverse change in any material asset (including, without limitation, accounts receivable) of the Limited Partnership since such date, and no event has occurred which has resulted, or which is reasonably likely to result, in a Material Adverse Effect. Neither Semele nor BSLF is aware of any event, circumstance or condition which could reasonably be expected to result in any such Material Adverse Effect.

4.10    Tax Returns and Liabilities. The Partnership is taxed as a partnership and, as such, is a flow-through entity for tax purposes.

4.11    Title to and Use of Properties; Absence of Liens and Encumbrances, etc.

(a)    Except for the Malibu Property, the Limited Partnership has not owned and it does not currently own any fee interest in any real property, and the Limited Partnership, has not agreed to purchase or may be obligated to purchase any interest in any real property. There are no outstanding contracts of sale, options to purchase, rights or first refusal or rights of first offer with respect to all or any portion of the Malibu Property.

(b)    Except as disclosed in Schedule 4.11(b) , the Limited Partnership has good and marketable title to all of the properties and assets, real and personal, it purports to own which form a part of the business of the Limited Partnership (other than such properties and assets as shall have been sold or otherwise disposed of in the ordinary course of business) free and clear of any agreement or understanding with respect to the use or possession thereof or any rights thereto and of all liens (including, without limitation, statutory liens arising by reason of labor or materials furnished or claimed to have been furnished to the Limited Partnership or any predecessor in interest), mortgages, pledges, encumbrances, security interests, conditional sales agreements or charges of any kind or character except (i) encumbrances solely with respect to personal property incurred in the ordinary course of business which are minor in amount and do not materially impair the value or use in accordance with past practices of the assets affected thereby, or (ii) liens and encumbrances on the Property reflected in that certain ALTA Loan Policy of Title Insurance dated February 21, 2001 issued to Seller by Lawyers Title Insurance Company as Policy No. 5104950-M; and (iii) liens for current taxes and assessments not yet due and payable.

(c)    The Limited Partnership has the right to use all real and personal properties presently utilized in the business of the Limited Partnership that are not owned by the Limited Partnership, and it is not in material default with respect to any lease material to such business and there exists no event, occurrence, condition or act which, with the giving of notice or the lapse of time, or both, would become a default under any such lease; except where such condition would not or would not be reasonably likely to have a Material Adverse Effect.

(d)   To the knowledge of Semele or BSLF, except as disclosed in Schedule 4.11(d) , no property utilized by the Limited Partnership in its respective business which is not owned by the Limited Partnership is owned by any officer, director or shareholder of Semele or any Affiliate of Semele (or any relative or spouse of any officer, director or shareholder or any relative of such spouse or any corporation, partnership, trust or other entity in which any officer, director or shareholder or any such relative or spouse has any beneficial interest).

(e)    To the knowledge of Semele or BSLF, neither the whole nor any portion of the Malibu Property nor any interest therein has been condemned, requisitioned or otherwise taken by any public authority and no such condemnation, requisition or taking has been threatened in writing or is contemplated.

4.12    Litigation and Claims. Except as set forth in Schedule 4.12 , the Limited Partnership is not a party to, nor is any property or asset owned by the Limited Partnership the subject of, any suit, action, or administrative, arbitration or other proceeding (including, without limitation, proceedings concerning labor disputes or grievances or union recognition or concerning condemnation, eminent domain or the like) or government investigation or proceeding that is currently pending or which has been pending within the three (3) year period prior to the Closing Date and none of the foregoing has been threatened in writing against any of Semele, the Limited Partnership, BSLF, or the assets or properties of the Limited Partnership.

4.13    Contracts and Contractual Compliance.

(a)    Schedule 4.13(a) lists a description of each written or oral contract or agreement which will involve from and after February 6, 2002 a present commitment for the receipt or expenditure by the Limited Partnership under any of the foregoing, of monies or value equivalent to $50,000 or more during any fiscal year, including a list of all outstanding purchase and sale orders and commitments for personal property and services (but excluding purchase and sale orders or commitments for personal property or services entered into in the ordinary course of business since February 6, 2002) of the Limited Partnership. Complete and correct copies of such agreements have been made available to RMLP. Except as set forth on Schedule 4.13(a), the Limited Partnership is not in default in any material respect (and the Limited Partnership has not been notified to such effect) with respect to any obligation to be performed under any contract, lease, guaranty, indenture, loan agreement, document or other agreement or arrangement (including, without limitation, those listed or described on Schedule 4.13(a) ) to which the Limited Partnership or any assets of the Limited Partnership are subject, except where such default or defaults, individually or in the aggregate, would not have a Material Adverse Effect.

 (b)   Except as set forth on Schedule 4.13(b) , the Limited Partnership has not guaranteed the indebtedness or obligations of any other Person, and no other Person whose obligations have been so guaranteed as disclosed on such Schedule is in default of the obligations so guaranteed, and neither Semele nor BSLF is aware of any event which, with the passage of time, the giving of notice, or both, would constitute such a default.

 (c)   Except as set forth on Schedule 4.13(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a default under any contract (including, without limitation, those listed or described on Schedules 4.13(a) and (b) ) involving the Limited Partnership or impose any penalty upon the Limited Partnership in the performance of such contract, or accelerate the performance thereof, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Limited Partnership make any contract to which the Limited Partnership is a party subject to termination or cancellation, except where the imposition of such penalty, the acceleration of such performance or the creation of such lien, charge or encumbrance would not and would not be reasonably expected to create a Material Adverse Effect.

(d)    Except as set forth on Schedule 4.13(d) , all parties with which the Limited Partnership has contractual arrangements are, to the knowledge of Semele or BSLF, in substantial compliance therewith and are not in default (and to the knowledge of Semele or BSLF no event has occurred which, with the passage of time, the giving of notice, or both, would constitute a default) thereunder, except where such default or defaults, individually or in the aggregate, would not have a Material Adverse Effect.

4.14   Insurance.

(a)    Schedule 4.14(a) lists a summary description (including the name of the insurer, the policy number, period of coverage, and the amount of coverage) of the coverage under all insurance policies pertaining to the operations or business of the Limited Partnership which are currently in effect, and which have been in effect within the last five years, together with the amount of the current annual premiums under such policies and copies of any written notice of possible cancellation of, or premium increases with respect to, such insurance policies. Complete and correct copies of such policies have been made available to RMLP.

(b)    All policies of insurance reflected on Schedule 4.14(a) are on the date hereof and to the knowledge of Semele or BSLF will be on the Closing Date valid and enforceable in accordance with their terms and in full force and effect, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) ; all premiums due thereon as of the date hereof have been paid in full and all premiums which will be due thereon as of the Closing Date will have been paid as of such date. None of the insurance policies have provisions for retrospective or contingent premium charges or any waiver of premium provisions; and there are no minimum premium insurance policies or administrative service contracts for medical benefits. The Limited Partnership has not received any written notice or other written communication from any issuer of any of its insurance policies canceling or materially amending any of such policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and no written threat of such cancellation, amendment or increase of deductibles, retainages or premiums has been received.

4.15    Government Contracts. To the knowledge of Semele and BSLF, there have not been, within the past ten (10) years, and are not presently, any contracts or subcontracts to which the Limited Partnership is a party with the United States Government or any department, agency or instrumentality thereof.

4.16   Additional Information Supplied. Semele and BSLF have delivered or made available, to the extent available, to, or caused the Limited Partnership to deliver or make available, to the extent available, to, RMLP the following documents and schedules of information relating to the Limited Partnership and the business conducted by the Limited Partnership, each of which, to the knowledge of Semele and BSLF, is true, correct and complete.

(a)    Partnership Agreement. A copy of the Partnership Agreement, as amended to date, of the Limited Partnership, certified as true, correct and complete by an officer of the General Partner of the Limited Partnership.

(b)    Minutes. Minutes of all meetings of, or other evidence of action taken by, the partners of the Limited Partnership since January 1, 1996.

(c)    Bank Accounts and Powers of Attorney, etc. Schedule 4.16(c) lists the name and address of each bank, together with the name and number of each account, in which the Limited Partnership has an account or safe-deposit box, the names of all persons authorized to draw thereon or to have access thereto, and the names of any persons holding powers of attorney with respect to the business of the Limited Partnership and a summary of the terms thereof.

4.17  Project Budget . The most recent line item budget for the Project (the " Project Budget ") has been made available to RMLP. To the Knowledge of Semele or BSLF, the Project Budget contains reasonable estimates by the Limited Partnership of the costs for each of the items identified therein which have yet to be completed.

4.18  Accuracy of Information . To the knowledge of Semele or BSLF, neither this Agreement nor any certificate, document or information furnished by Semele, BSLF or the Limited Partnership under this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES OF RMLP

RMLP represents and warrants to Semele and BSLF that the representations and warranties set forth herein are true and correct as of the date of this Agreement and will be true and correct on the Closing Date as if made on that date. RMLP further represents and warrants that to its knowledge neither this Article Five nor any information required to furnished to Semele pursuant to this Agreement by RMLP, in a certificate or otherwise, contains or will contain as of the Closing Date any untrue statement of a material fact or fails or will fail to state any material fact necessary to make the statements contained therein not misleading.

5.1   Organization of RMLP. RMLP is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the full corporate power and authority to carry on its business as now being conducted.

5.2   Necessary Authorization and Approval. RMLP has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including without limitation the authority to deliver the Promissory Note and a stock certificate representing the Common Stock to Semele in accordance with the terms hereof. This Agreement has been duly executed and delivered by RMLP and constitutes the legal, valid and binding obligation of RMLP enforceable in accordance with its terms. Other than required corporate action and filings, neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby is prohibited by, or requires RMLP to obtain any consent, authorization, approval or registration under, any law, rule or regulation, other than as contemplated hereby, or any judgment, order, writ, injunction or decree, which is binding on RMLP or the terms of any contract to which RMLP or any of its Affiliates is a party.

5.3   Capitalization of RMLP; Registration Rights. The authorized capital stock of RMLP as of the Closing Date is 3,000 shares of Common Stock, $.01 par value per share (" RMLP Common Stock "). As of the date hereof, there are one thousand (1,000) shares of RMLP Common Stock issued and outstanding in the name of PLM International Inc. There are no other outstanding rights, options, warrants, conversion rights or other agreements, orally or in writing, for the purchase or acquisition from RMLP of any of its capital stock. RMLP is not a party or subject to any agreement or understanding between any persons or entities which affects or relates to the voting or giving of written consents with respect to securities or by any director of RMLP. RMLP has not granted or agreed to grant any rights relating to registration of its capital stock under the Securities Act of 1933, as amended, or applicable state securities laws.

5.4    Qualification or Licensing to Carry on Business. RMLP has not failed to qualify to do business in any jurisdiction where such qualification is required and where the failure to be so qualified would or would reasonably be likely to have a Material Adverse Effect.

5.5    Litigation and Claims. RMLP is not a party to, nor is any property or asset owned by RMLP the subject of, any suit, action, or administrative, arbitration or other proceeding (including without limitation, proceedings concerning labor disputes or grievances or union recognition or concerning condemnation, eminent domain or the like) or government investigation or proceeding that is currently pending or which has been pending within the three (3) year period prior to the Closing Date and none of the foregoing has been threatened in writing against RMLP or the assets or properties of RMLP.

5.6    Liabilities. Schedule 5.6 lists all agreements, notes, instruments or other documents relating to indebtedness owed by RMLP, other than the Promissory Note.

ARTICLE SIX
AGREEMENTS OF SEMELE, BSLF AND RMLP

Semele, BSLF and RMLP agree that from and after the date of this Agreement to and until the Closing Date, and thereafter to the extent provided below, they shall take, and Semele and BSLF shall cause the Limited Partnership to take, the following actions:

6.1   Consents; Preservation of Business. Semele and BSLF agree to use their best efforts to (a) obtain the necessary consents, authorizations or approvals of any governmental or other third party to the transactions contemplated hereby; and (b) preserve the business of the Limited Partnership intact and maintain or cause to be maintained satisfactory relationships with suppliers, customers and others having business relationships with the Limited Partnership which are material to the success of its business.

6.2   Course of Conduct. Semele and BSLF agree that the business of, and all transactions by, the Limited Partnership will be conducted or entered into only in the usual and ordinary course and that neither Semele nor BSLF shall cause or permit the Limited Partnership to engage in any of the activities listed in Section 4.9(a) through (l) hereof, except as may be first approved by RMLP (which approval shall not be unreasonably withheld and shall be promptly confirmed in writing) or as is otherwise permitted or contemplated by this Agreement.

6.3   Access to Management, Properties and Records. Semele and BSLF shall afford or cause the Limited Partnership to afford the officers, attorneys, accountants and other authorized representatives of RMLP free and full access upon reasonable notice and during normal business hours to all senior management personnel, offices, properties, books and records of the Limited Partnership so that RMLP may have full opportunity to make such investigation as it shall desire to make of the Limited Partnership (provided that such access is not unreasonably disruptive to the normal business operations of the Limited Partnership), and RMLP shall be permitted to make abstracts from, or copies of, all such books and records. The investigation contemplated hereunder shall include but not be limited to environmental inspection and testing of soil, water and air conditions on the Malibu Property. Semele and BSLF shall cause the Limited Partnership to furnish to RMLP such financial and operating data and other information as to the Limited Partnership’s assets and business as RMLP shall reasonably request. In connection therewith, RMLP shall have the right to contact and hold discussions with the Limited Partnership’s suppliers and customers and the landlord of any leased premises; provided , however , that RMLP shall not contact any of such parties without first notifying the Limited Partnership and receiving the consent of the Limited Partnership in the first sentence of this Section 6.3, which consent shall not be unreasonably withheld or delayed, and provided further that such individual(s) shall be permitted to participate in any such discussions. RMLP shall cooperate with the Limited Partnership in structuring such contacts so as to provide minimal disruption to the Limited Partnership’s relationships and business.

ARTICLE SEVEN
CONDITIONS OF CLOSING

7.1    Conditions Precedent to the Obligations of RMLP Hereunder. The obligations of RMLP under this Agreement to deliver the Contribution Consideration in exchange for the Semele Percentage Interest and the BSLF Percentage Interest and to consummate the other transactions contemplated hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent that RMLP may waive any one or more thereof:

(a)     Semele’s and BSLF’s Representations and Warranties (as updated by the delivery of updated schedules on or prior to the Closing) shall be true, correct and complete in all material respects on and as of the Closing Date with the same effect as if said representations and warranties had been made on and as of the Closing Date and shall have been certified as such as provided in Section 3.2(c) hereof; Semele and BSLF shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by either of them prior to or at the Closing in each case, in all material respects; since February 6, 2002, there shall have been no material adverse change in the business or results of operations or condition (financial or otherwise) of the Limited Partnership that would have a Material Adverse Effect; and RMLP shall have been furnished with a certificate of each of Semele and BSLF, dated the Closing Date, certifying in such detail as RMLP may reasonably request, to the fulfillment of the foregoing conditions.

(b)   Except as may otherwise have been approved by RMLP in writing or as otherwise disclosed to RMLP, since February 6, 2002, the business of the Limited Partnership shall have been conducted only in the ordinary course and, without limiting the generality of the foregoing, shall have complied in all material respects with the course of conduct described in Section 6.2 hereof, and RMLP shall have been furnished with a certificate of each of Semele and BSLF, dated the Closing Date, certifying, in such detail as RMLP may reasonably request, to the fulfillment of the foregoing conditions. In this regard, Semele and BSLF shall have caused the Limited Partnership to deliver schedules supplementary to the schedules delivered pursuant to Article Four hereof, which supplementary schedules shall be dated the Closing Date and shall show the changes, if any, to the schedules delivered on or prior to the date of execution of this Agreement, and indicate the authority for each such change, if such change would otherwise be in violation of the course of conduct described in Section 6.2 hereof.

(c)    No consent of any governmental authority, or any other person or entity, shall be required to be made or obtained by the Limited Partnership or by Semele or BSLF in connection with the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain any such consents would not, individually or in the aggregate prevent Semele or BSLF from performing its obligations under this Agreement.

(d)   On the Closing Date:

(i)   there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which: (x) directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, (y) compels or would compel RMLP to dispose of or discontinue the business or a portion of the business of the Limited Partnership as a result of the consummation of any of the transactions contemplated hereby, or (z) imposes a fine, awards damages or imposes or awards any other monetary or non-monetary penalty or relief against RMLP or the Limited Partnership based on the transactions hereby contemplated; and

(ii)   there shall be no suit, action or other proceeding by any person pending before any court or governmental agency, or threatened in writing to be filed or initiated, which, in the reasonable judgment of RMLP, may result in the restraint or prohibition of the consummation of any transaction contemplated hereby or the obtaining of an amount from RMLP or the Limited Partnership in payment of damages from or other relief against any of the parties hereto or against any director or officer of RMLP or any of its Affiliates, in connection with the consummation of any transaction contemplated hereby.

(e)   PLM International Inc., the corporate parent of RMLP, shall have obtained all necessary approvals to authorize the transactions contemplated by this Agreement.

(f)    The assets of the Limited Partnership shall have been appraised by an independent appraiser and the appraised value of the assets shall be acceptable to RMLP in its sole discretion.

(g)    All proceedings, corporate or otherwise, to be taken by Semele or the Limited Partnership in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to RMLP, and Semele and BSLF shall have made available, or caused the Limited Partnership to make available, to counsel for RMLP all records and documents relating to the business and affairs of the Limited Partnership which such counsel may reasonably request in connection with its review as aforesaid.

7.2     Conditions Precedent to the Obligations of Semele Hereunder. All obligations of Semele and BSLF under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, except to the extent that Semele may waive any one or more thereof:

(a)   The representations and warranties of RMLP contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as if said representations and warranties had been made on and as of the Closing Date and shall have been certified as such as provided in Section 3.2(c) hereof; RMLP shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Semele and BSLF shall have been furnished with certificates of an officer of RMLP dated the Closing Date, certifying in such detail as Semele and BSLF may reasonably request, to the fulfillment of the foregoing conditions.

(b)    RMLP shall have delivered the Contribution Consideration in accordance with Section 3.2(a) above.

(c)    All proceedings, corporate or otherwise, to be taken by RMLP in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Semele and BSLF.

(d)   On the Closing Date:

(i)    there shall be no injunction, restraining order or order of any nature issued by any court of competent jurisdiction which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided, or imposes a fine, awards damages or imposes or awards any other monetary or non-monetary penalty or relief against Semele or BSLF based on the transactions hereby contemplated; and

(ii)   there shall be no suit, action or other proceeding by any person pending before any court or governmental agency, or threatened to be filed or initiated, which, in the judgment of Semele or BSLF, may result in the restraint or prohibition of the consummation of any transaction contemplated hereby or the obtaining from Semele or BSLF of an amount in payment of damages from or other relief against any of the parties hereto or against any director or officer of Semele or BSLF, or any of their respective Affiliates, in connection with the consummation of any transaction contemplated hereby; and

(e)   Semele and BSLF shall have obtained all necessary approvals to authorize the transactions contemplated by this Agreement.

ARTICLE EIGHT
SURVIVAL OF SEMELE’S AND BSLF’S
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1   Representations and Warranties.
(a)    Semele’s and BSLF’s Representations and Warranties shall be deemed to be material to RMLP and to have been relied upon by it notwithstanding any investigation heretofore or hereafter made or omitted by it. The representations and warranties of Semele and BSLF contained in Sections 4.1, 4.2, 4.3 and 4.4 shall continue indefinitely or until the expiration of any applicable statute of limitations, and the representations and warranties of Semele and BSLF contained in Section 4.5 through the balance of the Sections in Article Four shall continue in full force and effect for a period of eighteen (18) months following the Closing Date, at which time they shall terminate except (i) as to claims which are asserted by third parties prior to such date and notice of which shall have been given by RMLP to Semele and BSLF prior to such date; and (ii) the representations and warranties set forth in Sections 4.8 and 4.11 which shall continue in full force and effect until the fifth anniversary of the Closing Date.

(b)    Notwithstanding the foregoing, (i) any cause of action based on fraud may be brought at any time until the expiration of the relevant statute of limitations, and (ii) any representation or warranty in respect of which indemnity may be sought shall survive the time at which it would otherwise terminate if written notice of the incorrectness or breach reciting the alleged cause of such incorrectness or breach and the Loss occasioned by such incorrectness or breach with reasonable particularity shall have been given to the party against whom such indemnity may be sought prior to such time.

8.2   Survival of Covenants. All covenants made in this Agreement which by their terms are to be performed after the Closing shall survive the Closing until they are performed.

ARTICLE NINE
INDEMNIFICATION

9.1  General Indemnification By Semele and BSLF. Semele and BSLF shall jointly and severally indemnify and hold the RMLP Indemnified Parties harmless against all Losses related to any breach of the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.8 and 4.11.

9.2  Specific Provisions relating to Indemnification.

(a)    Neither Semele nor BSLF shall have any obligation to indemnify RMLP for any voluntary assessment or remedial actions related to environmental matters for properties or operations that are the subject of this Agreement; and Semele and BSLF shall have no obligation to indemnify RMLP for any action related to environmental matters for such properties or operations that are the result of voluntary (as compared to required) actions by RMLP with respect to environmental matters, including notifications reports, examinations inspections, studies, testing or inquiries by RMLP; provided , however , that with the sole exception of the foregoing, Semele and BSLF shall indemnify and hold the RMLP Indemnified Parties harmless against any and all Losses arising out of any environmental liability relating in any way to the Malibu Property which was known to Semele or the Limited Partnership, or which was being investigated by a governmental authority, on or before the Closing Date, including without limitation any such environmental liability or potential liability described on the Schedules hereto, notwithstanding its inclusion thereon ; and

(b)    All amounts to be paid to a RMLP Indemnified Party pursuant to a claim for indemnification under this Agreement shall be reduced directly by the amount of insurance proceeds paid to such RMLP Indemnified Party in connection with the circumstances giving rise to the indemnification. All such determinations shall be computed after giving effect to the present value of any tax benefit arising in favor of the RMLP Indemnified Party.

9.3   Delivery of Claims Notice. Promptly after any RMLP Indemnified Party becomes aware of Indemnity Claims such RMLP Indemnified Party shall deliver to Semele and BSLF, in the manner specified in this Agreement, a Claims Notice.

9.4   Opportunity to Defend.

(a)  T he RMLP Indemnified Parties shall give Semele and BSLF prompt written notice of claims, assertions, events or proceedings by or in respect of a third party, as to which it may request indemnification hereunder as soon as is practicable and in any event within thirty (30) days of the time that the RMLP Indemnified Parties learns of such claims, assertions, events or proceedings; provided , however , that the failure to so notify Semele and BSLF shall not affect rights to indemnification hereunder except to the extent that Semele and BSLF are actually prejudiced by such failure. Semele and BSLF shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim or proceeding at their own expense. If Semele and BSLF elect to assume the defense of any such claim or proceeding, Semele and BSLF shall provide the RMLP Indemnified Parties with prompt notice of such assumption and the RMLP Indemnified Parties may participate in such defense, but in such case the expenses of the RMLP Indemnified Parties shall be paid by the RMLP Indemnified Parties . The RMLP Indemnified Parties shall provide Semele and BSLF with reasonable access to their records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with Semele in the defense or settlement thereof, and Semele and BSLF shall reimburse the RMLP Indemnified Parties for all of their reasonable out-of-pocket expenses in connection therewith. If Semele and BSLF elect to direct the defense of any such claim or proceeding, the RMLP Indemnified Parties shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless Semele and BSLF consent in writing to such payment or unless Semele and BSLF, subject to the Section 9.4(c) hereof, withdraw from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of Semele and BSLF is entered against any RMLP Indemnified Party for such liability. If any RMLP Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 9.4 and proposes to settle such claim or proceeding prior to final judgment thereon or to forego appeal with respect thereto, then such RMLP Indemnified Party shall give Semele and BSLF written notice thereof, and Semele and BSLF shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding on appeal.

(b)    Notwithstanding the foregoing, neither Semele nor BSLF shall be entitled to assume control or defense of a claim or proceeding (unless otherwise agreed to in writing by RMLP) and shall pay the reasonable fees and expenses of counsel retained by the RMLP Indemnified Parties if (i) the claim or proceeding relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (ii) RMLP reasonably believes an adverse determination with respect to the claim or proceeding would be materially detrimental to or materially injure RMLP’s reputation or the future business prospects of the Limited Partnership; (iii) the claim or proceeding seeks an injunction or equitable relief against any RMLP Indemnified Party or, the Limited Partnership; (iv) RMLP has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the RMLP Indemnified Parties and the Limited Partnership on the one hand and Semele on the other as to the claim or proceeding in question (but not due to the fact that indemnification may be required hereunder); or (v) upon request by RMLP if Semele and BSLF have failed or are failing to vigorously prosecute or defend the claim or proceeding. The RMLP Indemnified Parties shall cooperate with all reasonable requests made by Semele and BSLF relating to the compromise of, or defense against, such claim or proceeding and shall make available to Semele and BSLF any books, records, other documents or personnel within its control that are necessary or appropriate for such defense.

(c)    If Semele and BSLF elect to assume control of such claim or proceeding, it shall conduct such claim or proceeding in a manner reasonably satisfactory and effective to protect the RMLP Indemnified Parties fully; no compromise or settlement shall be agreed or made without RMLP’s written consent which shall not be unreasonably withheld or delayed. In any case, the RMLP Indemnified Parties shall have the right to employ their own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the RMLP Indemnified Parties unless RMLP shall have reasonably concluded that any of the provisions of Section 9.4(b) above are applicable. If a firm written offer is made to settle any claim against a RMLP Indemnified Party and Semele and BSLF propose to accept such settlement and RMLP refuses to consent to such settlement, then (i) Semele and BSLF shall be excused from, and RMLP shall be solely responsible for all further defense of such claim, demand, action or proceeding; (ii) the maximum liability of Semele and BSLF shall be the amount of the proposed settlement if the amount thereafter recovered from RMLP is greater than the amount of the proposed settlement, and (iii) RMLP shall pay all attorneys’ fees, costs and expenses incurred after the rejection by RMLP of Semele’s and BSLF’s offer to settle.

(d)    If Semele and BSLF do not elect to assume the claim or proceeding in a manner reasonably satisfactory to protect the RMLP Indemnified Parties fully, the RMLP Indemnified Parties may engage independent counsel selected by RMLP to assume the defense and may contest, pay, settle or compromise any such claim on such terms and conditions as RMLP may determine. The fees and disbursements of such counsel shall constitute amounts for which indemnification shall be made hereunder.

9.5  Time Period for Asserting Indemnification. A claim for indemnification pursuant to this Article must be asserted by delivery of a Claims Notice within the following periods:

(a)    With respect to claims based on a breach of any representation or warranty of Semele or BSLF contained herein, within the survival period for the specific representation or warranty as determined pursuant to Article 8.

(b)    With respect to claims based upon the nonfulfillment of any covenant or failure to perform any undertaking contained in this Agreement, on or prior to the later of (i) two (2) years after the latest date on which fulfillment of the covenant is required hereunder or (ii) the expiration of such longer period, if any, as may be specified in this Agreement with respect to any covenant or undertaking.

(c)    With respect to any other claims, within two (2) years following the Closing Date.

ARTICLE TEN
TERMINATION OF AGREEMENT PRIOR TO CLOSING DATE

10.1    Termination by Either Semele and BSLF or RMLP. This Agreement may be terminated by Semele and BSLF or RMLP if any party or government agency shall institute any proceeding seeking to enjoin or prevent consummation of the transactions contemplated hereby or seeking any material amount of damages as a result thereof.

10.2    Termination by Semele. This Agreement may be terminated by Semele and BSLF if:

(a)      a material default shall be made by (i) RMLP with respect to the due and timely performance of any of the covenants and agreements contained herein which is applicable to it, or (ii) RMLP with respect to due compliance with any of the representations and warranties made by it herein, and such default shall not have been cured within fifteen (15) days after delivery of notice specifying particularly such default; provided , however , that if such default shall have been cured, but such fifteen-day period shall not have expired, on or prior to the Closing Date, the Closing Date shall be extended accordingly; or

(b)     all of the conditions set forth in Section 7.2 of this Agreement shall not have been satisfied on or before the Closing Date or waived by Semele and BSLF on or before such date.

10.3    Termination by RMLP. This Agreement may be terminated by RMLP if:

(a)      a material default shall be made by Semele or BSLF with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to due compliance with any of Semele’s and BSLF’s Representations and Warranties contained herein, and such default shall not have been cured within fifteen (15) days after delivery of notice specifying particularly such default; provided , however , that if such default shall have been cured, but such fifteen-day period shall not have expired, on or prior to the Closing Date, the Closing Date shall be extended accordingly;

(b)  all of the conditions set forth in Section 7.1 of this Agreement shall not have been satisfied by the Closing Date in all material respects, or waived by RMLP on or before such date; or

(c)   a material adverse change has occurred.

10.4    Effect of Termination. Upon any termination of this Agreement pursuant to this Article Ten, none of Semele, BSLF or RMLP shall have any liability one to the other; provided , however , that the foregoing shall not relieve any party of liability for any breach of its obligations hereunder. Notwithstanding the foregoing provisions of this Article Ten, no party hereto shall be entitled to exercise any right to terminate and abandon this Agreement if such party has willfully and intentionally defaulted under any provision of this Agreement or willfully and intentionally taken any action which resulted in the nonfulfillment of any condition to Closing hereunder unless such default shall have been cured and shall not be continuing at the time of the exercise of such right.

ARTICLE ELEVEN
MISCELLANEOUS

11.1    Amendment or Waiver. Any party to this Agreement may waive or modify in writing any term or provision hereof existing for its benefit at any time. No such waiver, and no amendment of this Agreement, shall be effective unless contained in an instrument in writing signed by the party against whom such waiver or amendment is sought to be enforced.

11.2    Governing Law. This Agreement shall be governed by and construed in accordance with the law of the [State of Delaware] without regard to choice of law principles which would require the application of the law of any other jurisdiction.

11.3    Further Assurances. The parties agree that after the Closing Date, upon the request of the other party, they will from time to time execute and deliver all such instruments and documents of further assurances as shall be necessary to effectuate the transactions contemplated in this Agreement.

11.4    Finders.

(a)    Semele and BSLF represent and warrant that neither they nor the Limited Partnership nor anyone acting on their behalf or on behalf of the Limited Partnership has made any commitment or done any other act which might result in the imposition of any liability on RMLP, the Limited Partnership for any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(b)   RMLP represents and warrants that neither it nor anyone acting on its behalf has made any commitment or done any other act which might result in the imposition of any liability on Semele or BSLF for any brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

11.5    Notices. Any and all notices and other communications hereunder shall be in writing addressed to the parties at the addresses specified below or such other addresses as either party may direct by notice given in accordance with this section, and shall be delivered in one of the following manners: (i) by personal delivery, in which case notice shall be deemed to have been duly given when delivered; (ii) by certified mail, return receipt requested, with postage prepaid, in which case notice shall be deemed to have been duly given on the date indicated on the return receipt; (iii) by reputable delivery service (including by way of example and not limitation FedEx, UPS and DHL) which makes a record of the date and time of delivery, in which case notice shall be deemed to have been duly given on the date indicated on the delivery service’s record of delivery; or (iv) by fax transmission during regular business hours to the fax numbers given below, with confirmation of good receipt and confirmed by letter to the addresses set forth below, in which case notice shall be deemed to have been duly given on the date indicated in the confirmation of fax transmission:

If to RMLP, to:
RMLP Inc.
200 Nyala Farms
Westport, CT 06880
Attention:
Fax: 203-341-9988

With copies to:
Nixon Peabody LLP
101 Federal Street
Boston, MA 02110
Fax: 617-345-1300
Attention: Alexander J. Jordan, Jr., Esq.

If to Semele, BSLF or the Limited Partnership, to:

Semele Group, Inc.
200 Nyala Farms
Westport, CT 06880
Attention:
Fax: 203-341-9988

With copies to:
Shefsky & Froelich Ltd.
444 North Michigan Avenue
Chicago, IL 60611
Attention:
Fax: 312-527-5921

11.6    Non-application of Withholding under Treasury Regulation §1.1445-2 . Semele and BSLF hereby certify under penalties of perjury, and verifies as true, that: (i) neither Semele nor BSLF is a nonresident alien, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations) for purposes of U.S. income taxation; (ii) Semele’s and BSLF ’s U.S. taxpayer identification number (social security number or employer identification number) is shown on Annex A ; and (iii) Semele’s and BSLF ’s business address is set forth in Section 11.5 hereof. Semele and BSLF understands that this certification may be disclosed to the Internal Revenue Service by RMLP and that any false statement could be punished by fine, imprisonment, or both.

11.7    Article, Section and Paragraph Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9    Successors and Assigns. The respective rights and obligations of the parties hereto shall not be assignable without the prior written consent of the other parties, except that RMLP may assign its rights and obligations hereunder to any wholly-owned Affiliate of RMLP. This Agreement shall be binding upon and inure to the benefit of the heirs, distributees, successors and assigns of the parties hereto. Nothing herein contained is intended to confer upon any person, other than the parties hereto and their respective permitted successors, assigns and nominees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.10    Expenses. Except as otherwise expressly provided herein, Semele, BSLF and RMLP will pay all of their own expenses (including attorneys’ and accountants’ fees) in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

11.11    Entire Agreement. This Agreement, including the Exhibits and Annexes hereto and the Schedules referred to herein, constitutes the entire agreement between the parties hereto and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof. None of the parties hereto shall be bound by or charged with any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings not specifically set forth in this Agreement and the Schedules, Exhibits and Annexes or in the schedules, documents and instruments to be delivered on or before the Closing Date pursuant to this Agreement. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the schedules, documents and instruments to be delivered on or before the Closing Date they have not in any way relied, and will not in any way rely, upon any oral or written agreements, representations, warranties, statements, promises, information, arrangements or understandings, express or implied, not specifically set forth in this Agreement or in such schedules, documents or instruments.

[Remainder of page left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RMLP Inc.

   BMIF/BSLF II Rancho Malibu Limited Partnership
By:  ___________________________       By:    BSLF II Rancho Malibu Corp. ,
                   its General Partner

Print Name: ______________________                    By: _____________________________

Its:  __________________________             Print Name: ________________________

                          Its:  ____________________________

Semele Group Inc.   BSLF II Rancho Malibu Corp.

By: _________________________________        By: ________________________________

Print Name: __________________________        Print Name: _________________________

Its: _________________________________        Its: ________________________________

ANNEX A

PERCENTAGE INTERESTS

Name, Address and Taxpayer Identification Number	Percentage Interest

BSLF II Rancho Malibu Corp.	73.95%

Semele Group Inc. 200 Nyala Farms Westport, CT 06880	1.05%

C&D IT LLC	25.00%

EXHIBIT A

PROPERTY DESCRIPTION

Schedule 4.5
Joint Ventures

Schedule 4.6(a)
Limited Partnership’s Agreements of Indebtedness

Schedule 4.6(b)
Additional Liabilities of the Limited Partnership

Schedule 4.6(c)
Court or Governmental Judgments or Orders

Schedule 4.7
Non-Compliance with Laws and/or Permits

Schedule 4.8(a)
Non-Compliance with Environmental laws

Schedule 4.8(b)
Non-Compliance with Permit Requirements

Schedule 4.8(c)
Environmental Citations

Schedule 4.8(d)
Hazardous Activity

Schedule 4.8(e)
Hazardous Materials

Schedule 4.8(f)
Violations of Environmental Law

Schedule 4.9
Extraordinary Business Activities since February 6, 2002

Schedule 4.11(b)
Title Exceptions

Schedule 4.11(d)
Ownership by Affiliates

Schedule 4.12
Pending Litigation

Schedule 4.13(a)
Material Contracts Extending Beyond February 6, 2002

Schedule 4.13(b)
Outstanding Guaranty Obligations of the Limited Partnership

Schedule 4.13(d)
Limited Partnership’s Contractual Parties which are Non-Compliant or in Default

Schedule 4.14(a)
Insurance Policies

Schedule 4.16(c)
Bank Accounts and Powers of Attorney

Schedule 4.17
Project Budget